Exhibit 99.1

On Track Innovations Ltd. Reports

Second Quarter 2020 Financial Results

Yokneam, Israel – August 5, 2020 – On Track Innovations Ltd. (“OTI”) (OTCQX: OTIVF) (the “Company” or “OTI”), a global provider of near field communication (NFC) and cashless payment solutions, today provided a business update and announced financial results for the second quarter ended June 30, 2020.

Management Commentary

Mr. Yehuda Holtzman, OTI’s CEO, commented, “We reported second quarter revenues of $4.9 million, representing growth of 18% compared to the second quarter of 2019. The total revenues in the first half of 2020 were just over $9.3 million, a growth of 31% compared to the same period a year ago. This growth was despite the rising impact of the COVID-19 pandemic on the business environment, which mainly affected our Mass Transit Ticketing sales in the Polish Market and has lengthened the sales cycle for our payment business. However, while the current environment represents challenges for everyone, at the same time we see opportunities and increased interest due to the cashless and non-physical nature of our products. We are also executing a new sales strategy which places increased emphasis on strengthening our presence in key regions. In particular, we saw a good improvement in sales in Asia-Pacific this quarter. Overall, we continue to carefully navigate OTI through the current environment, while at the same time, looking to unlock OTI’s inherent potential as headwinds from COVID-19 clear up.”

Mr. Holtzman added, “I would like to welcome Mrs. Sandra Hardardottir, as our new Chairman of the Board. I wish her much luck in this role and look forward to working closely with her to achieve success at OTI.”

Second Quarter 2020 Financial Results Summary

●	Revenue in the quarter increased by 18% to $4.9 million, compared to $4.1 million in the second quarter of 2019. Recurring revenues were $0.9 million, compared to $1.2 million in the second quarter of last year.

●	Gross profit for the quarter was $1.9 million (39% of revenue), compared to $2.4 million (58% of revenue) in the same year ago quarter. The decrease is mainly attributed to a change in our revenue mix and to the decrease in Mass Transit Ticketing sales in the Polish market as a result of the impact of the COVID-19 pandemic.

●	Operating expenses totaled $2.9 million in the quarter, a 10% reduction compared to operating expenses of $3.2 million in the same year-ago quarter.

●	Net loss was $1.1 million, compared to a net loss of $0.9 million in the same year-ago quarter.

●	Adjusted EBITDA loss from continuing operations was $0.7 million in the quarter, compared to an adjusted EBITDA loss from continuing operations of $0.4 million in the same year-ago quarter.

●	As of June 30, 2020, the company had cash and cash equivalents and short-term investments of $5.2 million.

Conference Call

Management will host a live investor conference call at 11:00 a.m. ET on August 5, 2020, to discuss OTI’s second quarter 2020 financial results, provide a corporate update, and conclude with a Q&A session taking live questions from participants as well as answering many of the previously submitted questions by investors.

To participate, please use the following information:

U.S. Dial-in: 1-888-281-1167

International Dial-in: +972 3 918 0644

Webcast: http://veidan-stream.com/otiq2-2020.html

Please dial in a few minutes before the start of the call and request to join the “On Track Innovations Earnings Conference Call” to ensure timely participation.

The conference call will also be available for replay by clicking on the above webcast link or via a link on the investor relations section of the Company’s website.

About On Track Innovations Ltd

On Track Innovations (OTI) is a global leader in the design, manufacture, and sale of secure cashless payment solutions using contactless NFC technology. OTI’s field-proven innovations have been deployed around the world to address cashless payment, automated retail and petroleum markets. OTI distributes and supports its solutions through a global network of regional offices and alliances. For more information, visit www.otiglobal.com.

Investor Relations Contact: Ehud Helft GK Investor & Public Relations +1 646 201 9246 oti@gkir.com

Safe Harbor / Forward-Looking Statements

This press release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Whenever we use words such as “will,” “look forward,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “believe,” “should,” “can” or similar expressions, we are making forward-looking statements. For example, we are using forward-looking statements when we discuss, among others: the Company’s strategy and the realization of the Company’s potential. Because such statements deal with future events and are based on OTI’s current expectations, they are subject to various risks and uncertainties and actual results, including those as a result of the current COVID-19 pandemic. Performance or achievements of OTI could differ materially from those described in or implied by the statements in this press release. Factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are stated under the captions “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other known and unknown uncertainties and risk factors including those detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements. The reader is cautioned not to place undue reliance on forward-looking statements.

Use of Non-GAAP Financial Information

This press release contains certain non-GAAP measures, namely, adjusted EBITDA from continuing operations, or adjusted earnings from continuing operations before interest, income tax, depreciation and amortization. Adjusted EBITDA from continuing operations represents earnings before interest or financing expenses, income tax, depreciation and amortization, and further eliminates the effect of stock-based compensation expense. OTI believes that adjusted EBITDA from continuing operations should be considered in evaluating the Company’s operations since it provides a clear indication of the Company’s operating results. This measure should be considered in addition to results prepared in accordance with U.S. GAAP, but should not be considered a substitute for the U.S. GAAP results. The non-GAAP measures included in this press release have been reconciled to the U.S. GAAP results in the table below.

ON TRACK INNOVATIONS LTD.

RECONCILIATION OF NON-GAAP ADJUSTMENT

The following table reflects selected On Track Innovations Ltd. non-GAAP results reconciled to GAAP results:

(US dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net loss	$(1,123)	$(899)	$(1,792)	$(2,644)

Net loss from discontinued operations	32	50	43	243
Financial expenses (income), net	123	37	(45)	106
Depreciation and amortization	297	323	604	643
Income tax (benefits) expenses, net	(16)	3	(29)	8
Total EBITDA FROM CONTINUING OPERATIONS	$(687)	$(486)	$(1,219)	$(1,644)

Stock-based compensation	16	44	28	90
Total adjusted EBITDA FROM CONTINUING OPERATIONS	$(671)	$(442)	$(1,191)	$(1,554)

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(US dollars in thousands)

	June 30,	December 31,
	2020	2019
Assets

Current assets
Cash and cash equivalents	$3,368	$2,543
Short-term investments	1,805	2,305
Trade receivables (net of allowance for doubtful accounts of $810 and $612 as of June 30, 2020 and December 31, 2019, respectively)	2,291	2,430
Other receivables and prepaid expenses	1,394	1,822
Inventories	3,147	3,332

Total current assets	12,005	12,432

Long term restricted deposit for employee benefits	474	477

Severance pay deposits	382	383

Property, plant and equipment, net	3,434	3,694

Intangible assets, net	746	733

Right-of-use assets due to operating leases	3,837	2,134

Total Assets	$20,878	$19,853

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(US dollars in thousands)

	June 30,	December 31,
	2020	2019
Liabilities and Equity

Current Liabilities
Short-term bank credit and loans and current maturities of long-term bank loans	$2,478	$2,478
Trade payables	4,086	4,126
Other current liabilities	2,474	3,054

Total current liabilities	$9,038	$9,658

Long-Term Liabilities
Long-term loans, net of current maturities	825	22
Long-term liabilities due to operating leases, net of current maturities	2,938	1,483
Accrued severance pay	894	884
Deferred tax liability	341	416
Total long-term liabilities	4,998	2,805

Total Liabilities	14,036	12,463

Commitments and Contingencies, see Note 7

Equity

Ordinary shares of NIS 0.1 par value: Authorized – 100,000,000 and 50,000,000 shares as of June 30, 2020 and December 31, 2019, respectively; issued: 55,003,076 and 47,963,076 shares as of June 30, 2020 and December 31, 2019, respectively; outstanding: 53,824,377 and 46,784,377 shares as of June 30, 2020 and December 31, 2019, respectively	1,423	1,226
Additional paid-in capital	227,170	225,970
Treasury shares at cost - 1,178,699 shares as of June 30, 2020 and December 31, 2019	(2,000)	(2,000)
Accumulated other comprehensive loss	(1,127)	(974)
Accumulated deficit	(218,624)	(216,832)
Total Equity	6,842	7,390

Total Liabilities and Equity	$20,878	$19,853

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(US dollars in thousands, except share and per share data)

	Three Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Revenues
Sales	$3,998	$2,933	$7,394	$4,655
Licensing and transaction fees	855	1,183	1,910	2,474

Total revenues	4,853	4,116	9,304	7,129

Cost of revenues
Cost of sales	2,965	1,742	5,238	3,112
Total cost of revenues	2,965	1,742	5,238	3,112

Gross profit	1,888	2,374	4,066	4,017
Operating expenses
Research and development	904	817	1,802	1,688
Selling and marketing	1,193	1,320	2,335	2,605
General and administrative	775	1,046	1,732	2,011
Total operating expenses	2,872	3,183	5,889	6,304

Operating loss from continuing operations	(984)	(809)	(1,823)	(2,287)
Financial (expenses) income, net	(123)	(37)	45	(106)
Loss from continuing operations before taxes on income	(1,107)	(846)	(1,778)	(2,393)
Income tax benefits (expenses)	16	(3)	29	(8)
Loss from continuing operations	(1,091)	(849)	(1,749)	(2,401)
Loss from discontinued operations	(32)	(50)	(43)	(243)
Net loss	$(1,123)	$(899)	$(1,792)	$(2,644)
Basic and diluted net loss attributable to shareholders per ordinary share
From continuing operations	(0.02)	(0.02)	(0.04)	(0.06)
From discontinued operations	*	*	*	*

	$(0.02)	$(0.02)	$(0.04)	$(0.06)

Weighted average number of ordinary shares used in computing basic and diluted net loss per ordinary share	52,706,135	41,300,641	50,248,113	41,297,526

*	Less than $0.01 per ordinary share.

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(US dollars in thousands)

	Six months ended June 30,
	2020	2019
Cash flows from continuing operating activities
Net loss from continuing operations	$(1,749)	$(2,401)
Adjustments required to reconcile net loss to net cash used in provided by continuing operating activities:
Stock-based compensation related to options issued to employees and others	28	90
Accrued interest and linkage differences, net	(162)	(18)
Depreciation and amortization	604	643
Deferred tax benefits, net	(58)	(24)
Gain on sale of fixed assets	-	(2)

Changes in operating assets and liabilities:
Change in accrued severance pay, net	11	44
Decrease in trade receivables, net	101	1,254
Decrease in other receivables and prepaid expenses	379	597
Decrease (increase) in inventories	174	(1,405)
Increase in trade payables	110	585
Decrease in other current liabilities	(245)	(540)
Net cash used in continuing operating activities	(807)	(1,177)

Cash flows from continuing investing activities
Purchase of property and equipment and intangible assets	(490)	(341)
Change in short-term investments, net	511	(1,190)
Proceeds from restricted deposit for employee benefits	-	10
Proceeds from sale of property and equipment	-	10
Net cash provided by (used in) continuing investing activities	21	(1,511)

Cash flows from continuing financing activities
Increase in short-term bank credit and loans, net	62	2,747
Proceeds from long-term bank loans	799	-
Repayment of long-term bank loans	(7)	(233)
Proceeds from issuance of shares, net of issuance costs	1,369	-
Net cash provided by continuing financing activities	2,223	2,514

Cash flows from discontinued operations
Net cash used in discontinued operating activities	(526)	(1,304)

Total net cash used in discontinued operations	(526)	(1,304)

Effect of exchange rate changes on cash and cash equivalents	(86)	53

Increase (decrease) in cash, cash equivalents and restricted cash	825	(1,425)
Cash, cash equivalents and restricted cash-beginning of the period	2,648	5,105

Cash, cash equivalents and restricted cash-end of the period	$3,473	$3,680